EXHIBIT 23.1


                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63214) pertaining to the 1986 Stock Option Plan, in the Registration Statement (Form S-8 No. 33-76088) pertaining to the 1993 Director Stock Option Plan, in the Registration Statement (Form S-8 No. 33-75882) pertaining to the 1994 Stock Purchase Plan, in the Registration Statements (Forms S-8 No. 33-76544 and No. 333-41621) pertaining to the 1994 Stock Option and Incentive Plan, and in the Registration Statement (Form S-8 No. 333-41619) pertaining to the Salary Savings Plan of Recovery Engineering, Inc. of our report dated January 30, 1998, with respect to the financial statements and schedule of Recovery Engineering, Inc. included in this Annual Report (Form 10-K) of Recovery Engineering, Inc.


                                   /s/ Ernst & Young LLP


Minneapolis, Minnesota
February 24, 1998